UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2009

UNITED CAPITAL CORP.
(Exact name of registrant as specified in its charter)

Delaware	1-10104	04-2294493
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Park Place, Great Neck, New York		11021
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (516) 466-6464

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On July 8, 2009 Michael Lamoretti, a Director and executive officer of United Capital Corp. (the “Company”), exercised options to purchase 60,000 shares of the Company’s Common Stock, $.10 par value (the “Common Stock”) at an exercise price of $7.03125 per share and Michael Weinbaum, also a Director and executive officer of the Company, exercised options to purchase 60,000 shares of Common Stock at an exercise price of $7.03125 per share.  In addition, on July 9, 2009, Howard M. Lorber, also a Director of the Company, exercised options to purchase 20,000 shares of Common Stock at an exercise price of $7.03125 per share.  On July 8, 2009, each of Messrs. Lamoretti and Weinbaum sold, respectively, 45,000 and 60,000 of the shares of Common Stock that they acquired upon exercise of the options to the Company at a purchase price of $19.05 per share, the closing price of the Company’s Common Stock on such date as reported by the NYSE Amex.  On July 9, 2009, Mr. Lorber sold the 20,000 shares that he acquired upon exercise of his options to the Company at a purchase price of $18.65 per share, the closing price of the Company’s Common Stock on such date as reported by the NYSE Amex.  The shares acquired by the Company were acquired pursuant to the Company’s previously announced stock buy back plan.  Upon completion of the transactions, the Company is authorized to repurchase up to approximately 352,000 shares of Common Stock under its previously announced buy-back plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED CAPITAL CORP.

Dated: July 14, 2009	By:	/s/ Anthony J. Miceli
		Name:	Anthony J. Miceli
		Title:	Vice President, Chief Financial Officer and Secretary